Exhibit 99.1

Consumers Bancorp, Inc. and The Peoples National Bank of Mt. Pleasant

Announce Shareholder and Regulatory Approvals of Merger Agreement

Minerva, Ohio—October 17, 2019 Consumers Bancorp, Inc. (“Consumers”) (OTCQX: CBKM), and Peoples Bancorp of Mt. Pleasant, Inc. (“Peoples”), jointly announced today that at a special meeting of shareholders held on October 15, 2019 Peoples’ shareholders approved and adopted the Agreement and Plan of Merger providing for the merger of Peoples with and into Consumers. In addition, all required regulatory approvals for completion of the merger have been obtained. The merger is expected to be completed on or about January 1, 2020, subject to satisfaction of customary closing conditions.

Following completion of the merger, the two banking companies will create a bank with approximately $637 million in total assets providing banking services through 18 locations throughout Carroll, Columbiana, Jefferson, Stark, Summit, and Wayne counties. The transaction will strengthen Consumers’ presence in Jefferson County.

Ralph J. Lober, President and CEO of Consumers, said, “This combination is a great opportunity to expand and complement our market presence in the tri-county area of Jefferson, Harrison, and Belmont. Over the past 116 years Peoples National Bank has built a reputation for providing outstanding customer service to these communities. We acknowledge that history as we look forward to continuing that tradition and to providing its customers with an expanded array of consumer and commercial loan, deposit, and wealth management products and services.”

“Jefferson, Harrison and Belmont Counties, as well as the adjacent areas, are entering into a time of exciting growth and economic opportunity.  The merger of Consumers and Peoples National is graphic evidence of that,” said Robert C. Hargrave, Peoples National Bank’s Chairman and CEO.  “I believe our merger with Consumers will continue the personalized service our customers have grown to expect while providing a wider range of banking services and products.  The growth in our community will be greatly assisted by the larger lending limits of Consumers.”

Sandler O’Neill + Partners, LP is serving as financial advisor and Tucker Ellis is serving as legal advisor to Consumers. Boenning & Scattergood, Inc. is serving as financial advisor and provided a fairness opinion to Peoples. Dinsmore & Shohl LLP is serving as legal counsel to Peoples.

About Consumers

Consumers is a bank holding company with assets of approximately $565 million whose common stock is traded on the OTCQX Best Market. Consumers operates 15 full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio.

About Peoples

Peoples is a bank holding company with approximately $72 million in assets. Its subsidiary, The Peoples National Bank of Mt. Pleasant, was founded in 1903 and operates three branches in Mt. Pleasant, Dillonvale and Adena, Ohio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). These statements include statements relating to the proposed acquisition of Peoples and its integration with Consumers, the combination of their businesses and projected revenue, as well as profitability and earnings outlook.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. These risks and uncertainties include, but are not limited to, the following: the risk that the proposed transaction may not be completed in a timely manner, or at all; the failure to satisfy the conditions precedent to the consummation of the proposed transaction; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; disruptions of current plans and operations caused by the announcement and pendency of the proposed transaction and the resulting integration of Peoples with Consumers; potential difficulties in employee retention due to the announcement and pendency of the proposed transaction; any failure to meet expected cost savings, synergies and other financial and strategic benefits in connection with the proposed transaction within anticipated time frames or at all; the response of customers, suppliers and business partners to the announcement of the proposed transaction; risks related to diverting management’s attention from Consumers’ ongoing business operations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; pricing and liquidity pressures that may result in a rising market rate environment; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here is, and the Risk Factors starting on page 16 of the registration statement on Form S-4/A filed with the SEC on September 4, 2019 related to the merger of Consumers/Peoples, are considered representative no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Ralph J. Lober II

President and CEO

Consumers National Bank

Phone: (330) 868-9035

Email: rlober@consumersbank.com

Robert C. Hargrave

Chairman and CEO

The Peoples National Bank of Mt. Pleasant

Phone: (740) 769-2377